Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Increases Revenue 41% Over Third Quarter 2002

Company Continues to Improve Net Loss

Onvia.com, Inc. (Nasdaq: ONVI), Seattle, WA – November 11, 2003 – Seattle-based Onvia, a leading notification service for government agencies and business suppliers, announced its third quarter results today. Revenue for the third quarter of 2003 was $2.6 million, compared to $1.8 million during the third quarter of 2002, an increase of 41%. Net loss decreased to $1.3 million, compared to $3.1 million during the third quarter of 2002, an improvement of 58% and the Company’s lowest quarterly net loss as a public company.

Financial Results

Revenue

■	Revenue for the three and nine months ended September 30, 2003 was $2.6 million and $7.2 million, respectively, compared to $1.8 million and $5.1 million during the same periods of 2002, an increase of 41% and 42%, respectively. Onvia earns revenue from its subscription-based government lead notification service and enterprise sales program.

Net Loss

■	Net loss decreased to $1.3 million and $5.2 million for the three and nine months ended September 30, 2003, respectively, compared to $3.1 million and $26.6 million during the comparable periods of 2002, a decrease of 58% and 81%, respectively.

Loss Per Share

■	On a per share basis, the Company reported a net loss of $0.17 and $0.67, for the three and nine months ended September 30, 2003, respectively, compared to a net loss of $0.41 and $3.46 for the same periods in 2002. The Company has approximately 7,670,000 shares outstanding.

Cash Flow

■	The Company finished the third quarter with $33.6 million in cash and short term investments. Cash used in operations in the third quarter of 2003 was $983,000, including idle lease payments of $770,000. Net cash used in operations excluding idle lease payments decreased to $213,000.

–MORE–

Page 2 of 3 - Onvia Announces Third Quarter Results

Mike Pickett, Onvia’s Chairman and Chief Executive Officer stated, “While I am pleased with the Company’s ability to continue to reduce its cash burn I am not satisfied with the rate of improvement. We have taken actions to hire new sales management and additional sales staff, and to expand our vertical coverage and offer new products to increase cash receipts and further reduce our cash burn in 2004.”

“We continue to see excellent growth in our average subscription price,” stated Clayton Lewis, Onvia’s President and Chief Operating Officer. Average subscription price increased to $505 in the third quarter of 2003 compared to $310 in the third quarter of 2002. Average subscription price reflects the annual value of new and repeat subscriptions sold during the quarter. Total subscribers dipped slightly in the third quarter of 2003 to 23,400 from 24,000 in the second quarter of 2003. Lewis continued, “Over the past few months, we have invested heavily in our Enterprise Solutions Group, replacing sales management and hiring eight new sales staff. We look forward to greater contributions from this group in the future.”

In the third quarter of 2003, Onvia published approximately 155,000 new government leads, up from 77,000 in the third quarter of 2002, an increase of 101%. Onvia collects data from 50,000 purchasing offices across the United States. Government agencies also submit their bid, quotes, and RFPs directly into Onvia’s DemandStar e-procurement solution.

Government agency participation continues to be an important factor in the success of Onvia’s business. The Company added 11 agencies to the network in the third quarter of 2003 including the City of Tampa, making Tampa the Company’s 120th agency in the state of Florida. The relationship with Onvia’s 425 agency partners was key in driving more than 1,000 new subscribers in the third quarter of 2003.

Onvia recently signed a letter of intent to sublease the Company’s idle space on Seattle’s Dexter Avenue, eliminating 19% of the Company’s idle lease obligations. “This is certainly positive news for the Company,” said CEO Mike Pickett. “Once the deal is final, we expect the sublease to reduce our cash outflow by $140,000 per quarter beginning in the first quarter of 2004.” Onvia is working aggressively with brokers to eliminate the remaining 59,000 square feet of idle space at the Company’s corporate headquarters in Seattle.

A conference call hosted by Onvia’s management will be held today, Tuesday, November 11 at 1 p.m. PDT to further discuss the financial results of the Company. This call will be broadcast via the Internet and may be accessed from the Company’s corporate page at www.onvia.com. A replay of the broadcast will remain available on the Company’s website starting two hours after the conference call through midnight, November 15, 2003. For investor relations questions please e-mail investorrelations@onvia.com.

–MORE –

Page 3 of 3 - Onvia Announces Third Quarter Results

About Onvia

Onvia.com, Inc. (Nasdaq: ONVI) helps businesses secure government contracts and government agencies find suppliers online. Onvia assists businesses in identifying and responding to bid opportunities from more than 50,000 government purchasing offices in the $600 billion federal, state, and local government marketplace. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 400 government agencies nationwide. The size and strength of Onvia’s network allows suppliers and agencies to find better matches quickly, saving time and money. For more information, contact Onvia.com, Inc.: 1260 Mercer Street, Seattle, WA 98109. Tel: 206/282-5170, fax: 206/373-8961, or visit www.onvia.com, or email investorrelations@onvia.com.

Forward Looking Statements

This release contains, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding improvement in Onvia’s financial performance, cash burn, average subscription prices, government agency participation rate, and the progress and benefits of Onvia’s execution of its business plan.. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to identify and increase premium subscribers; premium subscribers’ rejection of increased subscription prices and/or comprehensive services; rejection of new premium products and sales categories by Onvia’s customers; Onvia’s loss of standard subscribers may materially impact future revenue generation; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; inability to meet our projected renewal rates; failure of Onvia’s new Enterprise Solutions Group team to generate incremental revenue; inability to sublet the idle office space within projected timeframes and/or at expected rental rates; dissatisfaction by agencies and suppliers with Onvia’s provision of products and services; Onvia’s inability to handle the increased bid flow on its online network; failure to make online bidding and quote service accessible and efficient for government agencies; and failure of government agencies and businesses to participate in Onvia’s exchange in sufficient and increasing number.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2002, Onvia’s Quarterly Report on Form 10-Q for the second quarter of 2003, and Onvia’s Proxy Statement filed with the SEC on May 8, 2003.

# # #